UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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THE JOINT CORP.

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You’re Back, Baby. ® | thejoint.com © 2020 The Joint Corp. All Rights Reserved. JYNT Notice of 2020 Annual Meeting of Stockholders & Proxy Statement

JYNT

The Joint Corp.

Dear Fellow Stockholders

Our mission is to improve quality of life through routine and affordable chiropractic care.

Dear Fellow Stockholder:

Our mission at The Joint Corp. is to improve quality of life for the patients we serve through routine and affordable chiropractic care. We deliver that through our network of 500+ retail outlets in 34 states, supported by more than 1,500 licensed doctors who performed over seven million chiropractic adjustments last year alone. Our doctors provide patient care focused on pain relief and ongoing wellness to promote healthy, active lifestyles.



Peter D. Holt
President and Chief Executive Officer

Our Momentum

As I reflect upon the state of the company over this past year, I'm pleased to report to you that we have materially succeeded in achieving the key financial and business goals that I consistently laid out for 2019:

- Company-owned or managed clinic expansion
- Improving franchise and corporate clinic performance
- Increasing franchise sales and clinic count
- Increasing our new patient counts
- Preserving cash
- Obtaining non-dilutive financing to strengthen our balance sheet

The success of these focused efforts has enabled us to meet or exceed our financial and business plans, further strengthening our foundation and laying the groundwork for our continued, accelerated growth, with the ultimate result of increasing shareholder value. Our mission stated above, along with our vision and values that were established in 2016, continue to guide our organization:

25%
Same-Store Sales Growth

33%
Annual System-Wide Gross Sales Increase

126
Franchise Licenses Sold

Our Vision

- Be the premier provider of chiropractic care in wellness and health plans
- Double our footprint through corporate and franchise strategy
- Be the career path of choice for chiropractors
- Build a world-class organizational culture
- Foster a robust franchise and regional developer community
- Build and maintain a world-class IT platform

Our Core Values

- **Trust** - We believe in the reliability, truth and ability of others
- **Integrity** - We adhere to moral and ethical principles
- **Excellence** - We drive a continuous pursuit of optimal levels of performance
- **Respect** - We appreciate the intrinsic value of each individual
- **Accountability** - We hold ourselves and others responsible

© 2020 The Joint Corp. All Rights Reserved.

Dear Fellow Stockholders Letter | 1

This foundation helped deliver strong financial results in 2019, including: • 33% annual system - wide gross sales increase to $220.3 million • $3.2 million improvement from net income of $147,000 in 2018 to net income of $3.3 million in 2019 • $3.3 million improvement in Adjusted EBITDA from $2.9 million in 2018 to $6.2 million in 2019 • Full - year system - wide Comp Sales 1 of 25% • 126 franchise licenses sold in 2019, up from 99 in 2018 and 37 in 2017 • 13 company - owned or managed clinics added to our corporate portfolio including five greenfields and eight buybacks from franchisees • 513 clinics in operation at December 31, 2019, a net increase of 71 clinics from December 31, 2018 1 Comp Sales refers to the amount of sales a clinic generates in the most recent accounting period, compared to sales in the comparable period of the prior year, and (i) includes sales only from clinics that have been open at least 13 full months and (ii) excludes any clinics that have closed. Current Events We are encouraged by the sustained momentum in our business, including ten consecutive quarters of positive Adjusted EBITDA. With a continuation of the previous macroeconomic environment, we would have anticipated continued growth and profitability in 2020. However, the COVID - 19 pandemic has presented a sudden, significant and unprecedented disruption, not only to our business, but to all aspects of our lives. As a result, our accelerating upward trajectory has been interrupted. We remain hopeful and confident that this interruption will be temporary; but given the unclear macro outlook for the immediate future, we felt it was prudent to withdraw our financial guidance for 2020. It’s important for shareholders to remember that our mission and concept are unique within retail. We stand with organizations such the International Chiropractors Association in our view that chiropractic care is an essential healthcare service that can be used by patients with a wide array of health conditions in times of urgent need. It’s why we have committed to keeping our system of clinics open, when and where it is possible, utilizing safety protocols guided by the World Health Organization (WHO), the U.S. Centers for Disease Control and Prevention (CDC) and local health departments. By remaining open to address our patients’ medical needs, we also help ease the burden on the medical community, and thus help protect our nation’s healthcare systems resources for the fight against COVID - 19. Given our excellent financial performance over the last several years, The Joint Corp. and our franchisees have never been in a stronger position to weather a crisis like this. We have taken the following steps to preserve liquidity and ensure the Company’s financial flexibility: • Drew down $2 million under our recently established $7.5 million revolving credit facility with J.P. Morgan Chase Bank, N.A. • Reviewing every opportunity to eliminate or reduce discretionary operating expenses, while deferring capital expenditures and put all hiring on hold. • Working closely with vendors and landlords to extend payables. • Secured $2.7 million loan under CARES Act Paycheck Protection Program, bringing total cash to $13.6 million as of April 14. We are also assisting our franchisees through this crisis by providing them with a robust platform of support, including guidance on managing liquidity and leveraging government stimulus plans. In addition, we have imposed stricter clinic sanitation protocols and have leveraged social media to increase communications with our franchisees, doctors and patients to help them navigate this unprecedented and rapidly changing environment. Dear Fellow Stockholders Letter | 2 © 2020 The Joint Corp. All Rights Reserved. The Joint Corp. Dear Fellow Stockholders JYNT

Looking Forward Despite the aforementioned challenges related to COVID - 19, we remain as confident as ever in the long - term opportunities in our business and will continue to work toward our goal stated earlier this year to have 1,000 clinics operating by the end of 2023. To reach this goal, we will: • Continue our focus on franchise sales and clinic expansion; • Further leverage our Regional Developer (RD) strategy; and • Accelerate the expansion of our corporate clinic portfolio within clustered locations. In 2018, we conducted extensive consumer research to better define the patient journey to chiropractic and developed a new brand architecture to guide our marketplace positioning for the future. From this research we identified three key pillars for connecting with consumers: • Accessibility – convenience and affordability – the very foundation of our category differentiation. • Credibility – consistent, quality chiropractic care, no matter where or when you visit one of our clinics. • Empathy – personal, intuitive treatment oriented toward helping our patients achieve their wellness goals. This architecture was brought to life for consumers in October 2019 , in a nationwide brand campaign, featuring refreshed advertising, marketing collateral, web and social platforms, with an all - new tagline, “You’re Back, Baby . ®” We will leverage our growing brand profile and robust digital marketing capabilities to establish The Joint Chiropractic as a recognized, national consumer brand and thought - leader in health and wellness . The COVID - 19 pandemic has not altered the fundamental soundness of this strategy . During 2019, our RD program continued to flourish, accelerating our franchise growth. Our RDs were responsible for 89% of our 126 franchise license sales in 2019 and 63 of our 71 new franchised clinic openings that same year. This growth reflects the power of our RD program to accelerate clinic development across the country. During 2019, we opened five greenfield corporate clinics and bought back eight franchised clinics from our existing franchisees to add a total of 13 additional clinics to our corporate portfolio. Moving into 2020, we originally had planned to accelerate our company - owned or managed clinic expansion through a combination of both greenfield openings and franchised clinic buybacks. Now, as we evaluate the impact of COVID - 19 on our business today and in the future, we are taking a more measured approach to ensure that we have the liquidity to fund and support our corporate portfolio expansion. Our Commitment to Sound Corporate Governance Speaking for management and for our Board of Directors, I wish to reiterate that we are committed to expert, objective, proactive administration on behalf of our stockholders to drive long - term value. We continue to closely examine the strategic needs of our organization and actively manage the evolution of our Board leadership to meet our emerging requirements. Heeding our core value of excellence, we strive for continuous improvement in all we do. We are resolute in advancing our governance structure as our company, our industry and our stockholder base grows. You can rely on our dedication to accountability and clear communication with stockholders as a key element of our governance processes. The Joint Corp. Dear Fellow Stockholders JYNT further Dear Fellow Stockholders Letter | 3 © 2020 The Joint Corp. All Rights Reserved.

The Joint Corp. Dear Fellow Stockholders JYNT Our Exciting Future and Your Support With the Board’s guidance we are more committed to our mission and vision than ever before. We are more focused on our patients, more aligned amongst franchisees and company employees, and better positioned to deliver operational excellence at great clinics that satisfy patients today and over the years to come. The confidence that you have placed in us is humbling and gratifying as we continue to build The Joint brand and revolutionize access to the chiropractic care across this nation. After much deliberation, the Board of the Company has decided to still hold our annual meeting as scheduled at 10:00 a.m. Mountain Standard Time on May 29, 2020, at our corporate offices in Scottsdale, Arizona (16767 N. Perimeter Dr., Suite 110, Scottsdale, AZ 85260). However, considering the serious nature and health risks from the spread of COVID - 19 in larger gatherings, we are taking the unusual step of asking that you seriously consider not attending the annual meeting. Therefore, we ask that you promptly return your proxy or vote electronically as described in the proxy materials provided to you. Your voice is essential, and I ask you to vote at your earliest convenience. The health and safety of our shareholders and employees is of utmost importance to us, and we appreciate your cooperation and support during these unusual and challenging times. We look forward to seeing you in person at next year’s annual meeting. Stay well adjusted, Dear Fellow Stockholders Letter | 4 © 2020 The Joint Corp. All Rights Reserved. Peter D. Holt President and Chief Executive Officer

© 2020 The Joint Corp. All Rights Reserved. 1 Comp sales refers to the amount of sales a clinic generates in the most recent accounting period, compared to sales in the comparable period of the prior year, and (i) includes sales only from clinics that have been open at least 13 full months and (ii) excludes any clinics that have closed. Total System - Wide Gross Sales (Millions) 77% CAGR (2010 - 2019) The Joint Corp. 2019 Financial Highlights JYNT • 76 new clinics opened, bringing total to 513 • The Company’s enhanced grand opening programs yielded 15 clinics achieving Grand Opening Elite (“GO Elite”) in 2019 • Improved net income by $3.2 million to $3.3 million • Sold 126 franchise licenses in 2019 up from 99 in 2018 and 37 in 2017 • Expanded corporate clinic portfolio by 12 , all of which were funded through strong operating cash flow • Cash flow from operations improved $2.0 million to $7.5 million The Joint reported another record year in 2019 and ended with its sixteenth consecutive quarter of financial improvement. These achievements reflect the Company’s steady, disciplined approach to system growth, the validation of its business strategy and its strengthened foundation for future growth. For 2019, gross system - wide sales reached another record level. The Company also increased operating efficiencies, further reduced new clinic time to breakeven, generated $7.5 million of cash from operations, and continued to see strong annual same - store sales growth. Total Clinics Open Franchise Clinics Company Owned/Managed Clinics 513 Locations IN 34 STATES 7.7 Million PATIENT VISITS IN 2019 $ 220.3 Million SYSTEM - WIDE GROSS SALES 33 % ANNUAL SYSTEM - WIDE GROSS SALES INCREASE 25 % ANNUAL COMP SALES 1 PERCENTAGE 19% ANNUAL COMP SALES 1 FOR CLINICS >48 MONTHS 126 FRANCHISE LICENSES SOLD 80 % OF SYSTEM - WIDE GROSS SALES FROM RECURRING MEMBERSHIPS 2 0 1 0 2 0 11 2 0 1 2 2 0 1 3 2 0 1 4 2 0 1 5 2 0 1 6 2 0 1 7 2 0 1 8 2 0 19 1 75 2 4 6 312 370 3 9 9 26 12 82 47 61 47 442 4 242 265 309 352 394 48 $126.9 $98.6 $70.1 $46.2 $22.3 $1.3 $2.8 $8.1 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 $165 . 1 $22 0 .3 513 453 60

16767 N. Perimeter Drive, Suite 110

Scottsdale, AZ 85260

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 29, 2020

Dear Stockholder:

We are writing today concerning the upcoming 2020 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held on Friday, May 29, 2020, at 10:00 a.m. Mountain Standard Time.

At the Annual Meeting, you will be asked to consider and vote on the following items:

•	the election to the Board of the seven nominees for director named in this proxy statement;
•	approval, on an advisory basis, of the compensation of our named executive officers;
•	approval, on an advisory basis, of the frequency of an advisory vote on the compensation of our named executive officers;
•	ratification of the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the year ending December 31, 2020; and
•	any other matter that properly comes before the meeting.

Only stockholders of record at the close of business on the record date of April 16, 2020 are entitled to vote at the Annual Meeting.

If you need directions to the meeting, please call Investor Relations at (480) 245-5960.

After much deliberation, the Board of the Company has decided to still hold our annual meeting as scheduled at our corporate offices in Scottsdale, Arizona. However, in light of the serious nature and health risks from the spread of COVID-19 in larger gatherings, we are taking the unusual step of asking that you seriously consider not attending the annual meeting. Therefore, we ask that you promptly return your proxy or vote electronically as described in the proxy materials provided to you. For the convenience of our stockholders of record who do not plan to attend the Annual Meeting in person, but who want their shares voted, we have enclosed a proxy card. If you do not plan to attend the Annual Meeting, please complete and return the proxy card in the envelope provided, or go to www.cstproxy.com/thejoint/2020 and follow the instructions. If you return your proxy card and later decide to attend the Annual Meeting in person, or if for any other reason you want to revoke your proxy, you may do so at any time before your proxy is voted. If you hold your shares through a broker, bank, or other nominee, please see the instructions in the General Information section on how to vote your shares, either by written instruction or in person at the meeting. Please read carefully the enclosed information and our 2019 Annual Report, which includes our Form 10-K for the year ended December 31, 2019, before voting your proxy.

This proxy statement and accompanying materials are first being made available to stockholders on or about April 24, 2020.

By Order of the Board of Directors,

Craig Colmar

Secretary

Scottsdale, Arizona

April 24, 2020

PROXY SUMMARY INFORMATION

This summary highlights information contained elsewhere in this proxy statement. It does not contain all information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

•	Time and Date:	Friday, May 29, 2020, at 10:00 a.m. Mountain Standard Time
•	Place:	16767 N. Perimeter Drive, Suite 110, Scottsdale, Arizona 85260
•	Record Date:	April 16, 2020
•	Voting:	Stockholders as of the record date are entitled to vote.

Items of Business and Voting Recommendations

Agenda Item		Board Recommendation	Page
1.	Election of seven directors	FOR EACH NOMINEE	4
2.	Approval, on an advisory basis, of the compensation of our named executive officers	FOR	26
3.	Approval, on an advisory basis, of the frequency of an advisory vote on the compensation of our named executive officers	FOR 1 YEAR	26
4.	Ratification of the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for 2020	FOR	27

Board Nominees

The following table provides summary information about the nominees for director. Each director is elected by a majority of votes cast.

Nominee	Age	Director Since	Principal Occupation	Committees
Matthew E. Rubel	62	2017	Lead Director; Chairman, Mid Ocean Partners Private Equity Consumer Group; current director of TreeHouse Foods, Inc.; former director of Hudson’s Bay Company and HSNi; former President and CEO of Varsity Brands, Inc.; former Chairman and CEO of Collective Brands, Inc. and Cole Haan, Inc.; former Senior Advisor with Roark Capital Group & TPG Capital, L.P.	• Compensation • Nominating and Governance
James H. Amos, Jr.	74	2015	Current Chairman of the advisory board of APFI, Procter and Gamble’s franchising initiative; former Chairman and Chief Executive Officer of Mail Boxes, Etc.; former Chairman of the International Franchise Association	• Nominating and Governance (Chair) • Audit
Ronald V. DaVella	62	2014	Former Audit Partner, Deloitte & Touche LLP; former Executive Vice President of Finance, The Alkaline Water Company; former Chief Financial Officer of Nanoflex Power Corporation; former Chief Financial Officer of Amazing Lash Studio LLC	• Audit (Chair) • Nominating and Governance
Suzanne M. Decker	58	2017	Chief Human Resources Officer for Aspen Dental Management, Inc.	• Compensation (Chair)
Peter D. Holt	61	2016	President and Chief Executive Officer, The Joint Corp.
Abe Hong	48	2018	Former Executive Vice President & Chief Information Officer at Discount Tire Company	• Compensation
Glenn J. Krevlin	60	2019	Founder, Managing Partner, Principal and Portfolio Manager of Glenhill Capital Advisors LLC; current director of Centric Brands, Inc. and Design Within Reach, Inc., and former director of Restoration Hardware, Inc.	• Audit

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16767 N. Perimeter Drive, Suite 110

Scottsdale, AZ 85260

PROXY STATEMENT

2020 Annual Meeting of Stockholders

To Be Held on May 29, 2020

EXPLANATORY NOTE

We are a “smaller reporting company” under Item 10 of Regulation S-K promulgated under the Securities Exchange Act of 1934 and have elected to comply with certain of the requirements applicable to smaller reporting companies in connection with this proxy statement. As a smaller reporting company, we provide in this proxy statement the scaled disclosure permitted under Regulation S-K. We may choose to take advantage of some but not all of these reduced disclosure requirements until we are no longer a smaller reporting company. We will remain a smaller reporting company as long as (a) our public float is below $250 million or (b) our annual revenues are below $100 million for the last completed fiscal year and our public float is below $700 million.

In this proxy statement, “we,” “us,” “our” and the “Company” all refer to The Joint Corp.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock outstanding as of April 16, 2020, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

The percentage ownership information shown in the table is based upon 13,933,747 shares of common stock outstanding as of April 16, 2020. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (SEC). To calculate a stockholder's percentage of beneficial ownership, we include in the numerator and denominator those shares underlying options that are vested or that will vest within 60 days of April 16, 2020. Options held by other stockholders, however, are disregarded in the calculation of beneficial ownership. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ.

Unless otherwise indicated, the persons or entities identified in this table have sole beneficial ownership with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

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Except as otherwise noted below, the address for each person or entity listed in the table is c/o The Joint Corp., 16767 N. Perimeter Drive, Suite 110, Scottsdale, AZ, 85260.

	Number of Shares Beneficially Owned	Percentage of Shares
Named Executive Officers and Directors
Matthew E. Rubel	24,452	*
James H. Amos, Jr.	94,297	*
Ronald V. DaVella	37,507	*
Suzanne M. Decker	17,952	*
Peter D. Holt	243,177	1.7%
Abe Hong	8,002	*
Glenn J. Krevlin	306,272	2.2%
Jake Singleton	69,136	*
Named executive officers and directors as a group (8 persons)	800,795	5.7%
Beneficial holders of 5% or more of our outstanding common stock
Bandera Partners LLC (1)	1,682,312	12.1%
BlackRock Fund Advisors (2)	891,945	6.4%
Nantahala Capital Management, LLC (3)	848,881	6.1%

*	Less than 1% of our shares
(1)	Based on Form 4 filed by Bandera Partners LLC with the SEC on March 25, 2020
(2)	Based on Schedule 13G filed by BlackRock Inc., with the SEC on February 7, 2020
(3)	Based on Schedule 13G filed by Nantahala Capital Management, LLC, with the SEC on February 13, 2020

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PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is currently composed of seven directors. With the exception of Peter D. Holt, our President and Chief Executive Officer, all of our directors are outside directors (i.e., directors who are neither officers nor employees of ours).

Our common stock is listed on The NASDAQ Capital Market, and accordingly, we have used the definition of “independence” of the NASDAQ Stock Market to determine whether our directors are deemed to be independent. Based on that definition, we have determined that, with the exception of Peter D. Holt, our President and Chief Executive Officer, all of our directors are independent.

Each director elected at the Annual Meeting will hold office until our annual meeting of stockholders in 2021 or until his or her successor is elected and qualified.

The election of directors is uncontested.

Voting in Uncontested Director Election

Under our bylaws, each director shall be elected by the vote of a majority of the votes cast in an uncontested election (an election in which the number of nominees for election is the same as the number of directors to be elected). In other words, the nominee must receive more “for” votes than “against” votes, with abstentions and broker non-votes not having any effect on the voting.

If a nominee for election as a director is an incumbent director and the nominee is not re-elected, Delaware law provides that the director continues to serve as a “holdover” director until his successor is elected and qualified or until he or she resigns. Under our bylaws, if an incumbent director is not re-elected, the director shall tender his or her resignation to the board of directors. The Nominating and Governance Committee shall make a recommendation to the Board whether to accept or reject the director’s resignation or whether other action should be taken. The Board shall act on the Committee's recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of certification of the election results. The director who tendered his or her resignation shall not participate in the Committee’s deliberations (if he or she is a member of the Committee) or in the Board’s decision.

Nominees for Director

The following table provides information about the nominees for election as directors.

Nominee	Position with the Company	Age
Matthew E. Rubel	Lead Director	62
James H. Amos, Jr.	Director	74
Ronald V. DaVella	Director	62
Suzanne M. Decker	Director	58
Peter D. Holt	President, Chief Executive Officer and Director	61
Abe Hong	Director	48
Glenn J. Krevlin	Director	60
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JYNT

The Joint Corp.
2019 Board of Directors

THE JOINT chiropractic

Matthew E. Rubel

Chairman Consumer Group, Mid Ocean Partners Private Equity;
Current Director, TreeHouse Foods, Inc.;
Former Director, Hudson's Bay Company and HSNi;
Former Director, President and CEO, Varsity Brands, Inc.;
Former President and CEO, Collective Brands, Inc.;
Former Chairman, President and CEO, Cole Haan, Inc.;
Former Senior Advisor with Roark Capital Group & TPG Capital, L.P.

Director Since: 2017 Age: 62

Biography

Matthew E. Rubel has served as a director since June 2017. Mr. Rubel currently serves as Chairman of the consumer group for Mid Ocean Partners Private Equity. Previously, he served as CEO, President, and Board Member of Varsity Brands, Inc. Starting in 2015, he served as a Senior Advisor at Roark Capital Group. From 2011 to March 2015, he served as Senior Advisor to both TPG Capital, L.P. and TPG Growth.

Prior to his advisor roles, Mr. Rubel served as Chief Executive Officer and President of Collective Brands, Inc. from 2005 to 2011. From February 1999 to July 2005, he served as Chairman, Chief Executive Officer, and President of Cole Haan. Prior to joining Cole Haan, Mr. Rubel served as an Executive Vice President of J. Crew Group and Chief Executive Officer of Popular Club Plan from 1994 to 1999. Mr. Rubel has been a director of numerous multi-national retail companies and consumer brands.

Currently, he is an Independent Director at TreeHouse Foods, Inc. In addition, Mr. Rubel has served on the Board of Hudson's Bay Company and HSNi, the holding company of HSN and Cornerstone Brands. In 2010, Mr. Rubel became a Presidential Appointee to the House Advisory Council on Trade Policy Negotiation.

Education: BS in Journalism, Ohio University;
MBA in Marketing & Finance, University of Miami



Skills & Qualifications:

Franchising & Industry Expertise
Financial Acumen & Expertise
Senior Management Leadership
CEO Leadership
Operations Management Expertise
Public Company Board Service
Corporate Finance & M&A Expertise
Marketing & Branding Expertise
Risk Management Expertise

Independent Director

The Joint Corp Committees:

Compensation, Nominating and Governance

Other Public Boards:

TreeHouse Foods, Inc.

© 2020 The Joint Corp. All Rights Reserved.

© 2020 The Joint Corp. All Rights Reserved. James H. Amos, Jr. Chairman of the advisory board of APFI, Procter & Gamble’s franchising initiatives; Former Chairman and Chief Executive Officer, Mail Boxes, Etc.; Former Chairman of the International Franchise Association; Director Since : 2015 Age: 73 Skills & Qualifications: Franchising & Industry Expertise Financial Acumen & Expertise Senior Management Leadership CEO Leadership Operations Management Expertise Public Company Board Service Corporate Finance & M&A Expertise Marketing & Branding Expertise Risk Management Expertise Independent Director The Joint Corp Committees: Nominating and Governance Other Boards: Agile Pursuits Franchising, Inc. (Procter & Gamble) Biography James H. Amos, Jr. has served as a director since September 2015. Mr. Amos is the former Chief Executive Officer and chairman of the board of Mail Boxes, Etc. (MBE), now The UPS Store. Under his leadership, MBE became the world’s largest and fastest growing franchisor of retail business, communication and postal service centers. Based in San Diego, the MBE Network is comprised of nearly 5,000 locations worldwide, with master licensing agreements in more than 80 countries. In 2001, Mr. Amos was instrumental in orchestrating the sale of MBE to UPS and executing the largest re - branding in history of a retail system from MBE to The UPS Store. He is past chairman of the International Franchise Association (IFA) and in 2011 was an inductee into the IFA’s Hall of Fame. Mr. Amos is currently chairman of the advisory board of APFI, a wholly owned subsidiary of Procter & Gamble dedicated to franchising. Mr. Amos has served on or is serving on the board of directors of The National Veteran’s Administration, The Marine Military Academy, The Marine Corps Heritage Foundation, Meineke Car Care Centers, Oreck Corporation, Zig Ziglar Corporation, WSI of Canada, The University of Missouri, SkinPhD, The HealthStore Foundation, Ken Blanchard’s Faith Walk Leadership Foundation, Aspen Dental, and Planet Fitness. Education: AB in Political Science and History, University of Missouri - Columbia Ronald V. DaVella Former Executive Vice President of Finance, The Alkaline Water Company; Former Chief Financial Officer, NanoFlex Power Corp.; Former Chief Financial Officer, Amazing Lash Studio Franchise, LLC; Former Audit Partner, Deloitte & Touche LLP Director Since: 2014 Age: 62 Skills & Qualifications: Franchising & Industry Expertise Financial Acumen & Expertise Senior Management Leadership Corporate Finance and M&A Expertise Independent Director The Joint Corp Committees: Audit Nominating and Governance Other Public Boards: None Biography Ronald V. DaVella has served as a director since our initial public offering in 2014. Mr. DaVella formerly served as Senior Vice President of Finance for The Alkaline Water Company, a consumer public company producing and selling alkaline water under the brand name Alkaline 88 from April 2019 to January 2020. He formerly served as Chief Financial Officer for NanoFlex Power Corporation, a public company that was commercializing two disruptive solar technologies from May 2017 to March 2019. He also formerly served as the Chief Financial Officer for Amazing Lash Studio Franchise LLC from March 2016 to May 2017 a franchisor of eyelash extension service studios with over 200 operating locations in the US. From August 2015 to February 2019, Mr. DaVella was also a franchise owner with Amazing Lash Studio LLC. Mr. DaVella was an audit partner with Deloitte & Touche LLP from June 1989 to July 2014. Mr. DaVella is a certified public accountant in the state of Arizona. He has assisted his clients with mergers and acquisitions, operational and financial controls, internal and external reporting, financings and public offerings and filings with the SEC. Education: BS in Accounting, Queens College; MBA in Finance, Pace University 74

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Suzanne M. Decker Chief Human Resources Officer, Aspen Dental Management, Inc. Director Since: 2017 Age: 58 Skills & Qualifications: Franchising & Industry Expertise Senior Management Leadership Operations Management Expertise Independent Director The Joint Corp Committees: Compensation Other Public Boards: None Biography Suzanne Decker has served as a director since June 2017. Ms. Decker is currently the Chief Human Resources Officer for Aspen Dental Management, Inc. (ADMI). ADMI supports more than 820+ dentist - owned branded dental practices in 46 U.S. states doing business as Aspen Dental. In 2016 ADMI acquired WellNow Urgent Care (formerly Five Star Urgent Care). Since 2016, Ms. Decker also supports the HR function for WellNow Urgent Care Centers. WellNow operates 43 urgent care facilities throughout two U.S. states. Ms. Decker is responsible for all HR - related activities to support ADMI’s 11,000 team members, including compensation, benefits, performance and talent management, engagement and employee relations, talent acquisition, learning & development, field HR and employment practices liability. During her tenure with ADMI, Ms. Decker joined the field operations team in 2002, supporting practice operations. Prior to joining ADMI, Ms. Decker was Director of Human Resources for the Davis Vision Companies, a vertically - integrated vision services provider. Education: BS in Childhood Education, Russell Sage College © 2020 The Joint Corp. All Rights Reserved.

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Peter D. Holt President and Chief Executive Officer, The Joint Corp. Director Since: 2016 Age: 61 Skills & Qualifications: Franchising & Industry Expertise Financial Acumen & Expertise Senior Management Leadership CEO Leadership Operations Management Expertise Corporate Finance & M&A Expertise Marketing & Branding Expertise Real Estate Expertise Non - Independent Director The Joint Corp Committees: None Other Public Boards: None Biography Peter D. Holt has served as President and Chief Executive Officer of the Company since January 2017. Mr. Holt previously served as Chief Executive Officer from August 2016, acting Chief Executive Officer from June 2016, and Chief Operating Officer from April 27, 2016. The Board also elected Mr. Holt to serve as a director of the Company, effective August 2016. Mr. Holt has had extensive operational experience in senior management with companies that have multiple store locations and franchises. Most recently, he served as President and CEO of Tasti D - Lite LLC, a retailer of lower - fat dairy desserts. He held that position from 2013 until Tasti D - Lite was purchased by Kahala Brands in June of 2015. From 2007 through 2012, he was Chief Operating Officer of Tasti D - Lite. While at Tasti D - Lite, among other achievements, he led the team to convert the licensed retail network into a business format franchise structure. He also led the acquisition of Planet Smoothie and managed the integration of the two brands. Prior to Tasti D - Lite, from 2005 until 2007, Mr. Holt served as Executive in Residence of Great Hill Partners, a Boston - based private equity firm. At Great Hill Partners, he was responsible for identifying, qualifying and assisting in the due diligence process of potential franchisor acquisitions. He was the Chief Operating Officer of 24Seven Vending (US), a subsidiary of the New Zealand publicly traded company, VTL Group Limited, from 2004 until 2005. At 24Seven Vending (US), Mr. Holt was responsible for all aspects of the implementation of an acquisition - to - franchise conversion expansion strategy in parallel with managing the financing, sales, operations, technology and training for the company. From 1997 through 2003, Mr. Holt held various positions with Mail Boxes, Etc., including Executive Vice President of Franchise Sales and Development, Senior Vice President, International, and Vice President, International. He was responsible for all franchise sales functions including domestic sales, site selection/retail center development, and the international sales and operations division. Mr. Holt also held positions at Brice Foods, Inc. (1990 - 1996) and International Franchise Association (1986 - 1990). Education: BA in Political Science, University of Washington; MA in Latin American History, University of London © 2020 The Joint Corp. All Rights Reserved.

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Glenn J. Krevlin Founder, Managing Partner, Principal and Portfolio Manager of Glenhill Capital Advisors LLC; Director and Former Chairman Design Within Reach, Inc.; Former Director Centric Brands, Inc.; Former Director Restoration Hardware Director Since: 2019 Age: 60 Skills & Qualifications: Franchising & Industry Expertise Financial Acumen & Expertise Senior Management Leadership Public Company Board Expertise Independent Director The Joint Corp Committees: Audit Other Public Boards: Centric Brands, Inc. Design Within Reach, Inc. Restoration Hardware, Inc. Biography Glenn Krevlin has served as a director since June 2019. Mr. Krevlin is the Founder, Managing Partner, Principal and Portfolio Manager of Glenhill Capital Advisors LLC (“GCA”), a fundamental equity investment manager. Mr. Krevlin founded and has worked at GCA since 2001. Previously, Mr. Krevlin was a Partner and Portfolio Manager at Cumberland Associates, Cumberland Partners, and Long View Partners (collectively, “Cumberland Associates”), an affiliated group of value oriented private investment partnerships, from 1994 to 2000. Before attaining partnership, Mr. Krevlin worked as an associate at Cumberland Associates from 1989 to 1994. Prior to that, Mr. Krevlin served as Vice President & Associate at The Goldman Sachs Group, Inc., in the Institutional Equity Sales department, from 1982 to 1989. Mr. Krevlin has served on the Board of Directors for Design Within Reach, Inc., a modern furniture design company, since August 2009 (including as Chairman from August 2009 to July 2014). Additionally, Mr. Krevlin has served on the Board of Directors of Centric Brands Inc. (f/k/a Differential Brands Group Inc.), a leading lifestyle brands collective, since October 2018. Prior to that, Mr. Krevlin served on the Board of Directors of Restoration Hardware, a home - furnishings company, from 2001 to 2012. Education: BA in Economics & Government, Wesleyan University; MBA New York University © 2020 The Joint Corp. All Rights Reserved.

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Director Qualifications

We believe that our seven director nominees possess the experience, qualifications and skills that warrant their election as directors. Our directors have in common, among other qualities, a breadth of business experience, seasoned judgment and an insistence on looking beyond the next quarter or the next year in directing and supporting our management. From their service in management, on the boards of other public and private companies, and in counseling other companies and their directors, our directors also bring to us the insights that they gain from the operating policies, governance structures and growth dynamics of these other companies.

The Board regularly reviews the skills, experience, and background that it believes are desirable to be represented on the Board.

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Franchise & Industry Expertise 100% Financial Acumen and Expertise 86% Senior Management Leadership 100% CEO Leadership 43% Operations Management Expertise 71% Public Company Board Service 43% Corporate Finance and M&A Expertise 57 % Marketing or Branding Expertise 57% Real Estate Expertise 29% IT & Risk Management Expertise 29% 7 Board Members The Joint Corp. 2020 Director Skills & Qualifications JYNT Franchise & Industry Expertise Franchising expertise or experience in health or retail related industries Public Company Board Service Experience as a board member of another publicly - traded company Financial Acumen and Expertise Experience or expertise in financial accounting and reporting or the financial management of a major organization Corporate Finance and M&A Expertise Experience in corporate lending or borrowing, capital markets transactions, significant mergers or acquisitions, private equity, or investment banking Senior Management Leadership Experience serving in a senior leadership role of a major organization (e.g. CFO, General Counsel, President, or Division Head) Marketing or Branding Expertise Experience in or knowledge of brand development, consumer insight, or market research CEO Leadership Experience serving as the Chief Executive Officer of a major organization Real Estate Expertise Experience in or knowledge of retail or commercial real estate Operations Management Expertise Experience or expertise in managing the operations of a business or major organization IT & Risk Management Expertise Experience in or knowledge of information technology or risk oversight, or the development of IT and risk management policy and procedures © 2020 The Joint Corp. All Rights Reserved.

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The Board of Directors recommends that stockholders vote “FOR” each of the seven nominees to the Board.

Committees of the Board

Our Board of Directors has standing Compensation, Audit, and Nominating and Governance Committees. All of the members of each committee are outside directors who are independent under the applicable listing standards of the NASDAQ Capital Market.

Compensation Committee

The Compensation Committee is responsible for, among other things, determining the cash compensation and equity compensation of our executive officers, subject to the review of our full Board of Directors and approval by the Board in the case of cash compensation only. On an annual basis, the Committee reviews the respective salaries of our executive officers in light of the goals and objectives relevant to each officer, including, as the Committee deems appropriate, consideration of (i) the individual officer’s position, scope of responsibilities and level of experience, (ii) the rate of inflation, (iii) the range of salary increases for our employees generally, and (iv) the salaries paid to comparable officers in comparable companies. On an annual basis, the Committee also determines appropriate cash bonuses, if any, for the Company’s executive officers (based upon an applicable percentage of base salary as determined by the Committee), after consideration of specific individual and Company performance goals and criteria. Furthermore, the Committee grants stock awards under the stock plan to our executive officers and other employees and determines the terms, conditions, restrictions and limitations of the awards granted. In this regard, the number of shares of stock for which awards are granted are based on, as the Committee deems appropriate, each individual’s position and our financial performance, the Committee’s assessment of the individual’s performance, initiative, contribution to our success and total compensation package. The Compensation Committee has the sole authority, at our expense, to select, retain, compensate and oversee any compensation consultant to be used to assist in its evaluation of the compensation of our directors and executive officers. The Committee also has the authority to obtain legal counsel, accountants, and other advisers of its choice to further assist the Compensation Committee in connection with its functions and to set the compensation and oversee the work of such advisers.

Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and the integrity of our financial statements. The Audit Committee’s responsibilities also include oversight of our internal accounting and financial controls, the qualifications and independence of our independent accountants, and our compliance with legal and regulatory requirements. In addition, the Audit Committee is responsible for reviewing, setting policy regarding and evaluating the effectiveness of our processes for assessing significant risk exposures and the measures that management has taken to minimize such risks. In carrying out these responsibilities, the Audit Committee is charged with, among other things: appointing, replacing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; discussing with our independent registered public accounting firm their independence from management; reviewing with our independent registered public accounting firm the scope and results of their audit; approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; discussing with management and our independent registered public accounting firm the interim and annual consolidated financial statements that we file with the SEC; reviewing periodically with our counsel and/or principal regulatory compliance officer any legal and regulatory matters that may have a material adverse effect on our financial statements, operations, compliance policies and programs; reviewing and approving procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; reviewing and approving related person transactions; annually reviewing the Audit Committee charter and the Audit Committee’s performance; and handling such other matters that are specifically delegated to the Audit Committee by our Board of Directors from time to time.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the Board of Directors concerning corporate governance matters and the structure, composition and function of the Board of Directors and its committees.

The Nominating and Governance Committee is also responsible for developing and recommending to the Board of Directors criteria for identifying and evaluating candidates for directorships and making recommendations to the full Board regarding candidates for election or reelection to the Board of Directors at each annual stockholders’ meeting.

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The Nominating and Governance Committee endeavors to select nominees that possess certain basic personal and professional qualities that are necessary in order to properly discharge their fiduciary duties to stockholders, provide effective oversight of management, and monitor adherence to principles of sound corporate governance. With limited exceptions, the Committee believes that all persons nominated to serve as director should possess certain minimum qualifications consisting of:

•	integrity and ethical character and an appreciation of these qualities in others,
•	an absence of conflicts of interest,
•	the ability to provide fair and equal representation of all stockholders,
•	demonstrated achievement in one or more fields of business, professional, governmental, communal, scientific or educational endeavor,
•	sound judgment, resulting from management or policy-making experience, that demonstrates an ability to function effectively in an oversight role,
•	business understanding, with a general appreciation of major issues facing public companies of a size and operational scope similar to ours,
•	available time to devote to the business of the Board of Directors and its committees,
•	competencies and skills which are complementary to those of the existing members of the Board, which skills should include experience in one or more of the following areas: franchising, small box retail, company governance, management, financial matters, marketing and branding, real estate, technology, strategy, risk management and legal affairs, and
•	professional background, experience, expertise, perspective, age, gender, ethnicity and country of citizenship which will promote diversity on the Board of Directors.

We are of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, contributing to the Board of Director's ability to work as a collective body, while giving us the benefit of the familiarity and insight into our affairs that our directors have accumulated during their tenure. Accordingly, the process of the Nominating and Governance Committee for identifying nominees reflects the practice of re-nominating incumbent directors who continue to satisfy the Committee's criteria for membership on the Board and whom the Committee believes continue to make important contributions to the Board. Consistent with this policy, in considering candidates for election at annual meetings of stockholders, the Committee will first determine the incumbent directors whose terms expire at the upcoming meeting and who wish to continue their service on the Board. The Committee will then evaluate their qualifications and performance, and if the Committee determines that an incumbent director continues to be qualified and has satisfactorily performed his or her duties during the preceding term, the Committee will propose the incumbent director for re-election, absent special circumstances.

The Committee will identify and evaluate new candidates for election to the Board in order to fill vacancies on the Board when there is no qualified and available incumbent. In evaluating new candidates, the Committee will consider whether the candidates meet the minimum qualifications discussed above. These qualifications include consideration as to whether and how the candidate would contribute to the Board’s diversity, defined broadly to include gender and ethnicity as well as background and experience. The Committee will solicit recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates, which may include current Board members and management, and the Committee has the authority to retain a professional search firm for assistance if appropriate. The Committee will consider candidates proposed by stockholders and will evaluate any candidate proposed by a stockholder using the same criteria used to evaluate any other candidate, except that the Committee may consider, as one of the factors in its evaluation of stockholder-recommended nominees, the size and duration of the interest of the recommending stockholder in our equity. The Committee may also consider the extent to which the recommending stockholder intends to continue holding its interest, including, in the case of nominees recommended for election at an annual meeting, whether it intends to continue holding its interest at least through the time of such annual meeting.

Procedures for Submitting Stockholder-Recommended Nominees. Any stockholder who wants to propose a candidate should submit a written recommendation to the Nominating and Governance Committee indicating the candidate’s qualifications and other relevant biographical information and providing preliminary confirmation that the candidate would be willing to serve as a director. Any such recommendation should be addressed to the Board of Directors, The Joint Corp., 16767 N. Perimeter Drive, Suite 110, Scottsdale, Arizona 85260.

In addition to recommending director candidates to the Nominating and Governance Committee, stockholders may also, pursuant to procedures established in our bylaws, directly nominate one or more director candidates to stand for election at an annual meeting of stockholders. A stockholder wishing to make such a nomination must deliver written notice of the nomination to the secretary of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. If, however, the date of the annual meeting is more than 30 days before or after the first anniversary, the stockholder’s notice must be received no later than the close of business on the 90th day, and no earlier than the 120th day, prior to the annual meeting.

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Stockholders may also submit director nominees to the Board to be included in our annual proxy statement, known as “proxy access.” Stockholders who intend to submit director nominees for inclusion in our proxy materials for the 2021 Annual Meeting of Stockholders must comply with the requirements of proxy access as set forth in our bylaws. The stockholder or group of stockholders who wish to submit director nominees pursuant to proxy access must deliver the required materials to the Company not less than 120 days nor more than 150 days prior to the anniversary of the date that the Company first mailed its proxy materials for the annual meeting of the previous year.

Committee Charters

The charters of the Audit, Compensation, and Nominating and Governance Committees are available on our website https://ir.thejoint.com/governance-docs

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Committee Members and Meetings

The following tables provide information about the membership of the committees of the Board of Directors during 2019:

(1)	The Board of Directors has determined that all members of the Audit Committee are audit committee financial experts as described in the applicable rules of the U.S. Securities and Exchange Commission and are independent under the applicable listing standards of the NASDAQ Capital Market.
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Our Board of Directors held six meetings in person or by teleconference during 2019 and acted without a formal meeting on a number of occasions by the unanimous written consent of the directors. The Audit Committee held seven meetings during the year, the Compensation Committee held four meetings during the year, and the Nominating and Governance Committee held four meetings during the year.

All of our directors attended in person or participated by teleconference in all of the meetings of the Board of Directors during 2019, with the exception of three directors each missing one meeting. All of the members of the Audit, Compensation, and Nominating and Governance Committees attended in person or participated by teleconference in all of the meetings of those committees during the year, with the exception of two directors each missing one Audit Committee meeting.

Committee Members and Meetings The following tables provide information about the membership of the committees of the Board of Directors during 2019: Audit Committee Position Ronald V. DaVella James H. Amos, Jr. Glenn J. Krevlin Chair Member Nominating and Corporate Governance Committee Position James H. Amos, Jr. Ronald V. DaVella Matthew E. Rubel - Lead Director Compensation Committee Position Suzanne M. Decker Abe Hong Matthew E. Rubel - Lead Director © 2020 The Joint Corp. All Rights Reserved.

Director Compensation

The following table sets forth compensation paid to our non-employee directors for the year ended December 31, 2019:

Name	Fees Earned or Paid in Cash	Stock(1)(2) Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Matthew E. Rubel	$50,000	$40,000	$ -	$ -	$ -	$ -	$90,000
James H. Amos, Jr.	45,000	40,000	-	-	-	-	85,000
Ronald V. DaVella	52,500	40,000	-	-	-	-	92,500
Suzanne M. Decker	42,500	40,000	-	-	-	-	82,500
Abe Hong	45,000	40,000	-	-	-	-	85,000
Glenn J. Krevlin	20,000	40,000	-	-	-	-	60,000
Richard Kerley	25,000	-	-	-	-	-	25,000

(1)	The amounts in this column represent the aggregate grant date fair value of stock awards granted to the director in the applicable fiscal year, computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions used in reaching this valuation, see “Restricted Stock” in Note 10 to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2019.
(2)	The aggregate number of unvested stock awards outstanding at December 31, 2019, held by each non-employee director was as follows: Mr. Rubel – 2,500; Mr. Amos – 2,500; Mr. DaVella – 2,500; Ms. Decker – 2,500; Mr. Hong – 2,500; and Mr. Krevlin – 2,500.

Each director who is not also one of our employees, upon election or re-election to the Board of Directors, will receive a fee of $40,000 per year. Each non-employee director, upon his or her election or re-election as a director, will also receive that number of restricted shares equal to $40,000, divided by the closing price of our stock on the election date. This restricted stock will be granted under The Joint Corp. 2014 Stock Plan and will vest on the first anniversary of the grant. In addition to the compensation described above, each committee chair will receive an annual committee chair stipend in the following amount:

•	Audit Committee chair: $7,500
•	Compensation Committee chair: $5,000
•	Nomination and Governance Committee chair: $5,000

Our lead director receives an annual stipend in the amount of $10,000. The Board of Directors formed a special Information Technology Committee to oversee the selection, development and implementation of our new IT platform. Members of this Information Technology Committee receive a stipend in the amount of $5,000. All fees payable to directors shall be payable quarterly.

All of our non-employee directors will be reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or the committees thereof and for other expenses reasonably incurred in their capacity as directors.

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CORPORATE GOVERNANCE

Executive Sessions of the Board

Our Board of Directors excuses Mr. Holt, our President and Chief Executive Officer, as well as any of our other executive officers who may be present by invitation, from a portion of each meeting of the Board in order to allow the Board to review Mr. Holt’s performance as President and Chief Executive Officer and to enable each director to raise any matter of interest or concern without the presence of management.

Board Evaluation

Our directors annually review the performance of the Board of Directors and its committees and the performance of their fellow directors. Typically, this is done through the completion by the directors of confidential evaluation forms, the results of which are provided to Mr. Amos as the Chairman of the Nominating and Governance Committee. At a subsequent meeting of the Board, Mr. Amos leads a discussion with the full Board of any issues and suggestions for improvement identified in these evaluation forms.

Related Party Transactions

The Board of Directors has adopted a written policy requiring certain transactions with related parties to be approved in advance by the Audit Committee. A related party includes any director or executive officer, 5% or greater stockholders, or the immediate family members of the foregoing for purposes of this policy. The transactions subject to review include any transaction, arrangement or relationship (or any series of similar transactions, arrangements and relationships) in which (i) we or one of our subsidiaries will be a participant, (ii) the aggregate amount involved exceeds $100,000 (or for so long as we are a smaller reporting company, if 0.8% of the average of our total assets at the end of the last two fiscal years is less than $100,000, such lesser amount) and (iii) a related party will have a direct or indirect interest. The Audit Committee will consider the benefits to us of the proposed transaction, the potential effect of the proposed transaction on the director’s independence (if the related party is a director), and the terms of the proposed transaction and whether those terms are comparable to the terms available to an unrelated third-party or to employees generally in reviewing the proposed transaction with related parties.

Communications with the Board

Stockholders who would like to communicate with the Board may do so by writing to the Board of Directors, The Joint Corp. 16767 N. Perimeter Drive, Suite 110, Scottsdale, Arizona 85260. Our Investor Relations department will process all communications received. Communications relating to matters within the scope of the Board’s responsibilities will be forwarded to the Lead Director and at his direction to the other directors, and communications relating to ordinary day-to-day business matters that are not within the scope of the Board’s responsibilities will be forwarded to the appropriate officer or executive. Communications addressed to a particular committee of the Board will be forwarded to the chair of that committee and at his direction to the other members of the committee.

Risk Oversight

Our Audit Committee is responsible for overseeing our risk management process. The Audit Committee focuses on our general risk management strategy and the most significant risks facing us and ensures that appropriate risk mitigation strategies are implemented by management. The Audit Committee reports any significant issues to the Board of Directors as part of the Board’s general oversight responsibility.

Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels. The Board is responsible for overseeing management’s development and execution of appropriate business strategies to mitigate the risk that such strategies will fail to generate long-term value for the Company and its stockholders or that such strategies will motivate management to take excessive risks. As part of its responsibilities, the Board and its standing committees also regularly review, and discuss with management, material strategic, operational, cybersecurity, financial, legal, compensation and compliance risks, as well as emerging or evolving risks as they arise, such as risks related to the COVID-19 pandemic. Each of the three committees of the Board is responsible for overseeing the management of risks that fall within the committee’s areas of responsibility, including identifying, quantifying and assisting management in mitigating risks. In performing this function, each committee has full access to management, as well as the ability to engage advisors.

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Leadership Structure of the Board of Directors

Chairman of the Board

We presently do not have a director serving in the office of Chairman of the Board. While our bylaws and corporate governance guidelines do not require the positions of Chairman and Chief Executive Officer to be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for us and demonstrates our commitment to good corporate governance. In the event we do elect a Chairman, we intend to adhere to the principle that the position of Chairman of the Board should be separate from the position of Chief Executive Officer.

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Lead Director

In August 2017, our Board appointed Matthew E. Rubel as our Lead Director. The Lead Director is responsible for coordinating the scheduling and agenda of Board meetings and the preparation and distribution of agenda materials. The Lead Director presides at Board meetings and oversees the scope, quality and timeliness of the flow of information from our management to the Board and serves as an independent point of contact for stockholders wishing to communicate with the Board.

Stock Ownership Guidelines

We have established stock ownership guidelines for certain of our senior officers (currently, our President and Chief Executive Officer and Chief Financial Officer) and our directors to more closely align their interests with those of our stockholders. Under these guidelines, they are required to own shares of Company stock having a value equal to or greater than the following targets within five years of becoming subject to the targets:

Category	Stock Ownership Target
CEO	3 times annual total cash compensation
Other §16 Officers	2 times annual total cash compensation
Board of Directors	2 times annual cash retainer
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AUDIT COMMITTEE REPORT

Under the Audit Committee’s charter, the Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities relating to the integrity of the Company’s financial statements, the qualifications and experience of the Company’s independent registered public accounting firm, the performance of the Company’s internal audit function and independent registered public accounting firm, and the Company’s compliance with applicable legal and regulatory requirements. The Audit Committee’s charter is available on the Company’s website, https://ir.thejoint.com/governance-docs. The members of the Audit Committee who served during 2019 were Ronald V. DaVella (Chairman), Glenn J. Krevlin and James H. Amos, Jr., all of whom are independent under the applicable listing standards of the NASDAQ Capital Market.

The Company’s management is responsible for preparing financial statements in accordance with accounting principles generally accepted in the United States, and the Company’s independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee’s responsibility is one of oversight, and we do not provide expert or other special assurance regarding the Company’s financial statements or the quality of the audits performed by the Company’s independent public accountants.

In carrying out our oversight responsibility, we review and discuss with both management and Plante & Moran, PLLC, the Company’s independent registered public accounting firm, all quarterly and annual financial statements prior to their issuance. We reviewed and discussed with both management and Plante & Moran, PLLC the quarterly and annual financial statements for the fiscal year ended December 31, 2019. Our reviews and discussions with Plante & Moran, PLLC included executive sessions without the presence of the Company’s management. They also included discussions of the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. We also discussed with Plante & Moran, PLLC matters relating to their independence, including a review of their audit and non-audit fees and the letter and written disclosures that the Audit Committee received from Plante & Moran, PLLC pursuant to Rule 3526 of the Public Company Accounting Oversight Board, Communications with Audit Committees Concerning Independence.

In addition, we continued to monitor the scope and adequacy of the Company’s internal controls, including the review of measures designed to ensure that control deficiencies contributing to the material weakness are remediated and that these controls are operating effectively, programs and initiatives to strengthen the effectiveness of the Company’s internal controls and steps taken to implement recommended improvements.

On the basis of these reviews and discussions, we recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2019, for filing with the U.S. Securities and Exchange Commission.

Audit Committee

Ronald V. DaVella, Chairman

James H. Amos, Jr.

Glenn J. Krevlin

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Executive Officers

The following table provides information about our executive officers.

Executive Officer	Position with the Company	Age
Peter D. Holt	President and Chief Executive Officer	61
Jake Singleton	Chief Financial Officer	38

Peter D. Holt, our President and Chief Executive Officer, is listed as a nominee for director. Please see “Nominees for Director” on page 4.

Our executive officers are appointed by our Board of Directors.

Jake Singleton Chief Financial Officer, The Joint Corp. Officer Since: 2018 Age: 38 Skills & Qualifications: Financial Acumen & Expertise Senior Management Leadership Biography Mr. Singleton served as the Company’s controller from June 2015 until his appointment as Chief Financial Officer. As the controller, he was responsible for the full accounting operations of the Company, including the production of timely financial statements and related SEC filings and maintenance of a comprehensive set of internal controls designed to mitigate risk and enhance the accuracy of the Company’s reported financial results. Prior to his employment by the Company, Mr. Singleton served for ten years in Ernst and Young’s Assurance Services practice. At Ernst and Young, Mr. Singleton focused on serving public companies and providing assistance in raising capital through debt and equity offerings. Mr. Singleton also gained international experience in Ernst and Young’s Capital Markets transactional accounting group during a two - year rotation in the United Kingdom, where he focused on U.S. GAAP and SEC reporting compliance for foreign entities raising capital in the United States. Education: BS and MA in Accounting, University of Arizona – Eller College of Management © 2020 The Joint Corp. All Rights Reserved.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the total compensation paid or accrued during our fiscal years ended December 31, 2019, and 2018 to our President and Chief Executive Officer and Chief Financial Officer:

Name	Year	Salary	Bonus	Stock Awards	Option Awards(3)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation(4)	Total
Perter D. Holt(1)	2019	$410,000	$256,250	$73,803	$172,317	$ -	$ -	$315	$912,685
President and Chief Executive Officer	2018	409,084	214,997	24,998	75,622	-	-	-	724,701

Jake Singleton(2)	2019	200,000	100,000	-	-	-	-	3,408	303,408
Chief Financial Officer	2018	183,013	46,157	86,254	116,343	-	-	3,109	434,876

(1)	Mr. Holt has served as our President and Chief Executive Officer since January 2017. Prior to January 2017, Mr. Holt served as Chief Executive Officer from August 2016, acting Chief Executive Officer from June 2016, and Chief Operating Officer from April 2016.
(2)	Mr. Singleton has served as our Chief Financial Officer since November 2018. Prior to November 2018, Mr. Singleton served as the Company’s Corporate Controller.
(3)	The amounts in this column represent the share-based compensation expense recorded in our audited financial statements for the years ended December 31, 2019, and 2018, based on the option’s grant-date fair value. For a discussion of the assumptions used in reaching this valuation, see “Stock-Based Compensation” in Note 10 to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2019.
(4)	The amounts in this column represent company contributions (including matching contributions), whether or not vested, on a nondiscriminatory basis to a defined contribution plan (e.g., 401(k) plan).

Employment Agreements and Change in Control Arrangements

Current Executive Officers

On December 4, 2018, Mr. Holt entered into a new employment letter agreement (replacing an earlier employment letter agreement) with the Company for a term of one year, effective on January 1, 2019, and automatically renewable for successive one-year terms unless terminated by either party. Under the employment letter, Mr. Holt currently receives a base annual salary of $410,000 and a yearly bonus under the Company’s Executive Short-Term Incentive Plan (the “Executive STIP”), as described below. Mr. Holt is also eligible to participate in the Company’s incentive stock plan and any other future long-term incentive plans, subject to the terms and eligibility requirements of any such plans and at the discretion of the Company’s Board of Directors or Compensation Committee in making awards under such plans. Mr. Holt is entitled to an annual award under the stock plan equal to 60% of his base salary, which vests in four equal annual installments on each of the first four anniversaries of the grant date. The award is granted at the same time that other employees receive their long-term incentive grants. Equity awards outstanding at December 31, 2019, that have been granted to Mr. Holt in connection with his employment are shown in the table below.

Upon the Company’s termination of Mr. Holt’s employment without “cause” (as defined in the employment letter), subject to the Company and Mr. Holt entering into a separation agreement containing customary provisions, the Company will continue to pay Mr. Holt his then current base salary for a period of twelve months after the date of termination and any bonus payments he may have earned prior to the date of termination. The Company has no obligation to pay Mr. Holt any bonus amounts accruing in periods following the date of his termination.

In addition, Mr. Holt has the right to continue to participate in the Company’s group health insurance program under COBRA continuation coverage during the statutory continuation period following his termination date, the first six months of which will be paid by the Company and the balance by Mr. Holt. If termination is in connection with a Change of Control (as defined in the employment letter), only the first three months will be paid by the Company.

On November 6, 2018, Mr. Singleton entered in an employment letter agreement with the Company for a term of one year, automatically renewable for successive one-year terms unless terminated by either party. Under the employment letter, Mr. Singleton received a base annual salary of $200,000, which was increased to $225,000 retroactive to January 1, 2020, pursuant to an amendment to the employment letter dated March 3, 2020. Mr. Singleton is also entitled to a yearly bonus under the Company’s Executive STIP as described below. Mr. Singleton is eligible to participate in the Company’s incentive stock plan and any other future long-term incentive plans, subject to the terms and eligibility requirements of any such plans and at the discretion of the Company’s Board of Directors or Compensation Committee in making awards under such plans. Mr. Singleton was previously entitled to an award of stock options in the amount of 35,000 shares, which under the amended employment letter was replaced with an annual award equal to 50% of his base salary, vesting in four equal annual installments on each of the first four anniversaries of the grant date. The award is granted at the same time that other employees receive their long-term incentive grants. Equity awards outstanding at December 31, 2019, that have been granted to Mr. Singleton in connection with his employment are shown in the table below.

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Upon the Company’s termination of Mr. Singleton’s employment without “cause” (as defined in the employment letter), subject to the Company and Mr. Singleton entering into a separation agreement containing customary provisions, the Company will continue to pay Mr. Singleton his then current base salary for a period of six months after the date of termination and any bonus payments he may have earned prior to the date of termination. The Company has no obligation to pay Mr. Singleton any bonus amounts accruing in periods following the date of his termination.

In addition, Mr. Singleton has the right to continue to participate in the Company’s group health insurance program under COBRA continuation coverage during the statutory continuation period following his termination date, the first six months of which will be paid by the Company and the balance by Mr. Singleton. If termination is in connection with a Change of Control (as defined in the employment letter), only the first three months will be paid by the Company.

Both Mr. Holt and Mr. Singleton participate in the Company’s annual Executive STIP. Participants in the Executive STIP receive payment only if the Company achieves its target EBITDA for the year in question, which is established by the Board of Directors. The Executive STIP bonus pool is combined with the bonus pool for the Non-Executive Short-Term Incentive Plan (the “Combined Pool”). The Compensation Committee establishes the maximum amount that may be allocated to the Combined Pool, and the amount by which the actual EBITDA exceeds the target EBITDA is allocated to the Combined Pool up to the established maximum. The amount allocated to the Combined Pool is then paid to the participants in both the Executive STIP and the Non-Executive Short-Term Incentive Plan on a pro rata basis based on their respective eligibility, and in each case, up to their maximum targeted STIP award. Mr. Holt’s targeted STIP award may not exceed 50% of his base salary. Mr. Singleton’s award may not exceed 40% of his base salary.

Notwithstanding the foregoing, in the event that the actual EBITDA for the year in question after the funding of the maximum amount allocated to the Combined Pool as described in the previous paragraph (“Revised EBITDA”) exceeds the target EBITDA, the maximum targeted STIP award for Mr. Holt would increase to 62.5% of his base salary and the maximum targeted STIP award for Mr. Singleton would increase to 50% of his base salary. In that event, 25% of each dollar by which Revised EBITDA exceeds the budgeted EBITDA is added to the Combined Pool and allocated to the participants in both the Executive STIP and the Non-Executive Short-Term Incentive Plan on a pro rata basis based on their respective eligibility, and in each case, up to their maximum targeted STIP award, as adjusted.

Both Mr. Holt and Mr. Singleton are also parties to confidentiality, non-solicitation and non-competition agreements with the Company, pursuant to which each of them is subject to certain restrictive covenants, including non-solicitation and non-competition covenants, during the period of employment and for a period of twenty-four months after termination of employment.

Please see “Part II, Item 6, Selected Financial Data” on page 29 of our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 6, 2020, for the calculation of EBITDA.

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Outstanding Equity Awards at 2019 Year-End

The following table provides a summary of equity awards outstanding at December 31, 2019, for each of our named executive officers.

	Option Awards(1)					Stock Awards(2)
Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable		Option exercise price	Option expiration date	Number of shares of stock that have not vested		Market value of shares that have not vested
Peter D. Holt	71,250	23,750	(3)	$3.14	5/3/2026
	37,500	12,500	(4)	$2.23	7/11/2026
	20,003	—	(5)	$3.88	5/9/2027
	7,500	7,500	(6)	$5.51	11/10/20277
	5,403	16,211	(7)	$8.25	8/7/2028
	—	34,718	(8)	$12.02	3/5/2029
	—	—		—	—	8,413	(9)	$135,786
Jake Singleton	7,500	2,500	(10)	$4.10	3/14/2026
	15,000	5,000	(11)	$2.24	8/9/2026
	10,473	—	(12)	$3.88	5/9/2027
	5,000	5,000	(13)	$5.51	11/10/2027
	810	2,432	(14)	$8.25	8/7/2028
	8,750	26,250	(15)	$7.10	11/6/2028
	—	—		—	—	7,482	(16)	$126,570

(1)	Outstanding stock options at December 31, 2019, become exercisable in accordance with the vesting schedule below. Each option award expires on the ten-year anniversary of the grant date.
(2)	Restricted stock awards at December 31, 2019, become exercisable in accordance with the vesting schedule below. Market value at December 31, 2019, and December 31, 2018, was $16.11 and $8.32, respectively.
(3)	Options to acquire 95,000 shares were granted on May 3, 2016, and one-quarter (25%) of the option shares vest on each of the first four anniversaries of the grant date.
(4)	Options to acquire 50,000 shares were granted on July 11, 2016, and one-quarter (25%) of the option shares vest on each of the first four anniversaries of the grant date.
(5)	Options to acquire 20,003 shares were granted on May 9, 2017, and vested in full on March 31, 2018.
(6)	Options to acquire 15,000 shares were granted on November 10, 2017, and one-quarter (25%) of the option shares vest on each of the first four anniversaries of the grant date.
(7)	Options to acquire 21,614 shares were granted on August 7, 2018, and one-quarter (25%) of the option shares vest on each of the first four anniversaries of the grant date.
(8)	Options to acquire 34,718 shares were granted on March 5, 2019, and one-quarter (25%) of the option shares vest on each of the first four anniversaries of the grant date.
(9)	Restricted stock awards of 6,140 shares and 2,273 shares were granted on March 5, 2019, and August 7, 2018, respectively, and one-quarter (25%) of the restricted shares vest on each of the first four anniversaries of the grant date.
(10)	Options to acquire 10,000 shares were granted on March 14, 2016, and one-quarter (25%) of the option shares vest on each of the first four anniversaries of the grant date.
(11)	Options to acquire 20,000 shares were granted on August 9, 2016, and one-quarter (25%) of the option shares vest on each of the first four anniversaries of the grant date.
(12)	Options to acquire 10,473 shares were granted on May 9, 2017, and vested in full on March 31, 2018.
(13)	Options to acquire 10,000 shares were granted on November 10, 2017, and one-quarter (25%) of the option shares vest on each of the first four anniversaries of the grant date.
(14)	Options to acquire 3,242 shares were granted on August 7, 2018, and one-quarter (25%) of the option shares vest on each of the first four anniversaries of the grant date.
(15)	Options to acquire 35,000 shares were granted on November 6, 2018, and one-quarter (25%) of the option shares vest on each of the first four anniversaries of the grant date.
(16)	Restricted stock awards were granted on August 7, 2018, and one-quarter (25%) of the restricted shares vest on each of the first four anniversaries of the grant date.

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Equity Compensation Plan Information

We maintain two equity compensation plans, the 2014 Incentive Stock Plan (the “2014 Plan”) and the 2012 Stock Plan (the “2012 Plan”). The 2014 Plan replaced the 2012 Plan, but the 2012 plan remains in effect for the administration of awards made prior to its replacement by the 2014 Plan. The following table summarizes information about our equity compensation plans as of December 31, 2019. All outstanding awards relate to our common stock.

Plan Category	(a) Number of securities to be issued upon exercise of options, warrants and rights(1)	(b) Weighted-average exercise price of outstanding options, warrants and rights(2)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities in column (a)) (3)
Equity compensation plans approved by security holders	949,245	$ 5.19	489,892
Equity compensation plans not approved by security holders	Nil	Nil	Nil
Total	949,245	$ 5.19	489,892

(1)	This number includes the following: 3,560 shares subject to outstanding awards granted under the 2012 Plan and 945,685 shares subject to outstanding awards granted under the 2014 Plan.
(2)	The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding stock options.
(3)	This number consists of 489,892 shares available for issuance under the 2014 Plan.

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PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking stockholders to approve an advisory resolution on the compensation of our named executive officers as reported in this proxy statement, commonly referred to as the “say-on-pay” vote. Although the say-on-pay vote is advisory and therefore non-binding, our Board and Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. As described above in the “Executive Compensation” section of this proxy statement, our Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	Attract and retain highly qualified and productive executives.

•	Motivate executives to enhance our overall performance and profitability through the successful execution of the Company’s short-term and long-term business strategies, with an emphasis on the long-term.

•	Align the long-term interests of our executives and stockholders through ownership of the Company’s common stock by executives and by rewarding stockholder value creation.

•	Ensure that compensation opportunities are competitive.

We encourage stockholders to read the “Executive Compensation” section of this proxy statement, which provides an overview of our executive compensation policies and procedures. The Summary Compensation Table and other related compensation tables and narrative provide detailed information on the compensation of our named executive officers. Our Board and Compensation Committee believe that the policies and procedures articulated in the “Executive Compensation” section of this proxy statement are effective in achieving our goals and that the compensation of the named executive officers reported in this proxy statement has contributed to our success.

In accordance with Section 14A of the Exchange Act and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2020 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2020 annual meeting of stockholders.”

As an advisory vote, this proposal is not binding on us or our Board or Compensation Committee. The outcome of this advisory vote does not overrule any decision by us or our Board or Compensation Committee, nor will it create or imply any change to our fiduciary duties or those of our Board or Compensation Committee. However, our Board and Compensation Committee value the opinions to be expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The Board of Directors recommends that stockholders vote “FOR” the approval of the compensation of our named executive officers for 2020 on an advisory basis.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF THE VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act, this proposal, commonly referred to as the “say-on-frequency” vote, provides our stockholders with the opportunity to vote on how frequently they would like to cast an advisory vote on executive compensation. In casting their advisory vote, stockholders may choose among four options: (1) an annual vote, (2) a vote every two years (biennial), (3) a vote every three years (triennial) or (4) abstain from voting on this proposal. Our Board believes that annual voting is most appropriate for the Company so that stockholders may annually express their views on our executive compensation program. Like the advisory vote on executive compensation, the advisory vote on the frequency of such vote is non-binding on our Board and Compensation Committee. Although the vote is non-binding, our Board and Compensation Committee value the opinions of our stockholders and will consider the outcome of this advisory vote when determining the frequency of the advisory vote on executive compensation. The option that receives the greatest number of votes will be considered the preferred frequency of the stockholders. Abstentions and broker non-votes will have no effect on the outcome of this advisory vote. The say-on-pay frequency vote is required to be held at least once every six years, and it is expected that the next vote on a say-on-pay frequency proposal will occur at the 2026 annual meeting of stockholders.

The Board of Directors recommends that stockholders vote to hold the advisory vote on named executive compensation every ONE YEAR.

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PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We have appointed Plante & Moran, PLLC as our independent registered public accounting firm for the fiscal year ending December 31, 2020. Plante & Moran, PLLC has served as our independent registered public accounting firm since October 2018. Plante & Moran, PLLC served as our independent registered public accounting firm for the year ended December 31, 2019. They or their predecessor, EKS&H LLLP, have served as our public accounting firm since 2014, when they were retained in preparation for our initial public offering. Representatives of Plante & Moran, PLLC are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

Audit Fees

The aggregate fees billed by Plante & Moran, PLLC for professional services rendered in connection with the audit of our annual financial statements during the fiscal years ended December 31, 2019, and 2018 were $331,860 and $197,497, respectively.

Audit-Related Fees

The aggregate fees billed by Plante & Moran, PLLC for professional services rendered in connection with the audit of our 401(k) plan and other audit-related services during the fiscal year ended December 31, 2019, and 2018 were $67,000 and $11,000, respectively.

Tax Fees

There were no fees billed by Plante & Moran, PLLC for tax compliance, tax advice and tax planning services provided to us during the fiscal years ended December 31, 2019, and 2018, respectively.

All Other Fees

Plante & Moran, PLLC did not provide any services to us during the fiscal year ended December 31, 2019, and 2018, respectively, other than for professional services rendered in connection with the audit of our annual financial statements and the audit related services noted above.

In accordance with policies adopted by the Audit Committee of our Board of Directors, all audit and non-audit related services to be performed for us by our independent public accountants must be approved in advance by the Committee.

Ratification of the appointment of Plante & Moran, PLLC as our independent registered public accounting firm will require the affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. If our stockholders do not ratify the appointment of Plante & Moran, PLLC, our Board of Directors may reconsider their appointment.

The Board of Directors recommends that stockholders vote “FOR” ratification of the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

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GENERAL INFORMATION

Why did I receive this proxy statement and other materials?

The Board of Directors of The Joint Corp. is soliciting proxies to vote shares of our stock at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, May 29, 2020, at 10:00 a.m. Mountain Standard Time at our executive offices located at 16767 N. Perimeter Drive, Suite 110, Scottsdale, Arizona 85260.

This proxy statement and our annual report to stockholders (which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2019), were first made available to stockholders on or about April 24, 2020. Although both are made available together, our annual report to stockholders is not part of this proxy statement.

What will stockholders vote on at the Annual Meeting?

Stockholders will vote on the following matters at the Annual Meeting:

•	the election to the Board of the seven nominees for director named in this proxy statement (Proposal 1),
•	approval, on an advisory basis, of the compensation of our named executive officers (Proposal 2),
•	approval, on an advisory basis, of the frequency of an advisory vote on the compensation of our named executive officers (Proposal 3),
•	ratification of the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for 2020 (Proposal 4), and
•	any other matter that properly comes before the meeting.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	FOR each of the seven nominees for election to the Board (Proposal 1),
•	FOR the approval of the compensation of our named executive officers for 2020 on an advisory basis (Proposal 2),
•	For the ANNUAL vote on the frequency of an advisory vote to approve executive compensation (Proposal 3),
•	FOR ratification of the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for 2020 (Item 2).

Who may vote at the Annual Meeting?

Only stockholders of record as of the close of business on April 16, 2020, are entitled to vote at the Annual Meeting.

Each outstanding share of common stock as of the record date is entitled to one vote on all matters that come before the meeting. There is no cumulative voting.

As of the record date of April 16, 2020, there were 13,933,747 shares of our common stock outstanding.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

If your shares are registered directly in your name with our stock registrar and transfer agent, Continental Stock Transfer and Trust Company, you are considered the stockholder of record for those shares and have the right to vote those shares directly. You may vote in person at the Annual Meeting or by proxy.

If your shares are held in an account at a brokerage firm, bank or other nominee (for convenient reference, a “broker”), you are considered the beneficial owner of those shares, which are said to be held in “street name,” and the broker is considered the stockholder of record for voting purposes. As the beneficial owner, you cannot vote the shares in your account directly, but you have the right to instruct the broker how to vote them.

As a beneficial owner, you are invited to attend the Annual Meeting, but because you are not a stockholder of record, you may not vote your shares at the Annual Meeting unless you obtain a valid proxy from your broker.

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If I am a stockholder of record, how do I vote?

You may vote by proxy by completing and signing the proxy card included in the materials and returning it in the postage-paid envelope provided (which must be received before those voting facilities are closed at 7:00 p.m. Eastern Daylight Time on May 28, 2020) or you may vote in person at the Annual Meeting.

If I am a beneficial owner of shares held in street name, how do I instruct my broker how to vote?

If you are a beneficial owner of our stock, you may instruct your broker how to vote by following the instructions in the notice provided to you by your broker.

What happens if I am a stockholder of record and sign and return the proxy card but do not make any voting choices?

The proxy holders (the persons named as proxies) will vote your shares in accordance with the Board’s voting recommendations for Proposals 1, 2, 3, and 4. See “What are the Board’s voting recommendations?” above.

We do not expect that any other matters will properly come before the Annual Meeting. If, however, any other matters do come before the meeting, the proxy holders will vote your shares in accordance with their judgment.

What happens if I am a beneficial owner of shares held in street name and do not give voting instructions to my broker?

Under the stock exchange and other rules governing brokers who are voting shares held in street name, brokers have authority to vote those shares at their discretion on routine matters but may not vote those shares on non-routine matters.

A “broker non-vote” occurs when your broker returns a proxy card for your shares held in street name but does not vote on a particular matter because (i) the broker has not received voting instructions from you and (ii) the broker does not have authority to vote on the matter without instructions because the matter is of a non-routine nature.

Which items to be voted on at the Annual Meeting are “routine” and which are “non-routine”?

The ratification of the appointment of our independent registered public accounting firm (Proposal 4) is considered a routine matter under the relevant rules. The election to the Board of the seven nominees for director (Proposal 1), the advisory vote on the compensation of our named executive officers (Proposal 2), and the advisory vote on the frequency of future stockholder votes on the compensation of our named executive officers (Proposal 3) are considered non-routine matters.

What is the quorum required for the Annual Meeting?

Holders of a majority of our outstanding shares entitled to vote at the Annual Meeting who are present in person or represented by proxy will constitute a quorum to conduct business at the meeting.

If you are a stockholder of record and vote your shares by proxy, your shares will be counted for purposes of determining whether a quorum is present even if your voting choice is to abstain. Similarly, if you are a beneficial owner of shares held in street name and do not give voting instructions to your broker, your shares will be counted for purposes of determining whether a quorum is present if your broker votes your shares on any routine matter.

What are my choices in voting on the matters to be voted on at the Annual Meeting?

On Proposal 1, you may vote “For” or “Against” each individual nominee or “Abstain” from voting on the nominee’s election.

On Proposal 2, you may vote “For” or “Against” approval, on an advisory basis, of the compensation of our named executive officers or “Abstain” from voting.

On Proposal 3, you may vote, on an advisory basis, for one of the following four options regarding the frequency of an advisory vote on executive compensation: (1) an annual vote, (2) a vote every two years (biennial), (3) a vote every three years (triennial), or (4) you may abstain from voting on this Proposal.

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On Proposal 4, you may vote “For” or “Against” the ratification of the appointment of our independent registered public accounting firm, or “Abstain” from voting on the proposal.

What are the voting requirements to approve the matters to be voted on at the Annual Meeting?

•	Proposal 1 (election of directors): Each nominee for election as a director must receive more “For” votes than “Against” votes in order to be elected as a director. Abstentions and broker non-votes will not be included in the vote tally and will not have any effect on the voting.
•	Proposal 2 (vote, on an advisory basis, of the named executive officer compensation): This proposal requires for approval the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. Abstentions will have the same effect as a vote “Against.” Brokers do not have discretionary authority to vote on this proposal. Broker non-votes, therefore, will have no effect on the proposal as brokers are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.
•	Proposal 3 (vote, on an advisory basis, on the frequency of an advisory vote on the compensation of our named executive officers): The option that receives the greatest number of votes will be considered the preferred frequency of the stockholders. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
•	Proposal 4 (ratification of the appointment of our independent registered public accounting firm): This proposal requires for approval the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote. Abstentions will have the same effect as a vote “Against.” Brokers will have discretionary authority to vote Proposal 4, and therefore there will not be any broker non-votes on this matter.

Can I change my vote after I have voted?

If you are a stockholder of record, you may change your vote by returning a new, properly completed proxy card bearing a later date than the date of your original proxy card (before those voting facilities are closed at 7:00 p.m. Eastern Daylight Time on May 28, 2020).

In addition, you may revoke your proxy by attending the Annual Meeting in person and requesting to vote.

Attendance at the meeting in person will not, by itself, revoke your proxy. You may also revoke your proxy any time before the final vote at the Annual Meeting by filing a signed notice of revocation with the Secretary of the Company at 16767 N. Perimeter Drive, Suite 110, Scottsdale, AZ 85260.

If you are a beneficial owner of shares held in street name, you may submit new voting instructions to your broker as indicated in the notice provided to you by your broker.

How can I find out the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of elections and reported in a current report on Form 8-K, which we will file with the SEC within four business days following the Annual Meeting.

Who is paying for the cost of this proxy solicitation?

We will bear the cost of this proxy solicitation. Some of our officers and employees may solicit proxies by personal conversations, telephone, regular mail or email, but they will not receive any additional compensation for doing so. We will reimburse brokers and others for their reasonable charges and expenses in forwarding our proxy materials to stockholders who are beneficial owners of shares of our stock.

How can I attend the Annual Meeting?

After much deliberation, the Board of the Company has decided to still hold our annual meeting as scheduled at 10:00 a.m. Mountain Standard Time on May 29, 2020, at our corporate offices in Scottsdale, Arizona (16767 N. Perimeter Dr., Suite 110, Scottsdale, AZ 85260). However, in light of the serious nature and health risks from the spread of COVID-19 in larger gatherings, we are taking the unusual step of asking that you seriously consider not attending the annual meeting. Therefore, we ask that you promptly return your proxy or vote electronically as described in the proxy materials provided to you.

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ANNUAL REPORT

We will provide a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2019, without charge to each stockholder as of the record date who sends a written request to Investor Relations, The Joint Corp., 16767 N. Perimeter Drive, Suite 110, Scottsdale, Arizona 85260. Copies of this proxy statement and our Form 10-K as filed with the Securities and Exchange Commission are available in pdf format on our website, ir.thejoint.com/sec-filings. Copies of this proxy statement and our Form 10-K also may be accessed directly from the SEC’s website, www.sec.gov.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are The Joint Corp. stockholders may be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to The Joint Corp., Attention: Investor Relations, 16767 N. Perimeter Drive, Suite 110, Scottsdale, AZ, 85260, and one will be promptly provided. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

As of the date of this proxy statement, management is unaware of any matter for action by stockholders at the meeting other than those described in the accompanying notice. The enclosed proxy, however, will confer discretionary authority with respect to any other matter that may properly come before the annual meeting, or any adjournment thereof. It is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on any such matter.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2021 ANNUAL MEETING

Any stockholder who wishes to present a proposal for consideration at our 2021 Annual Meeting of Stockholders, and to have the proposal included in our proxy statement for the meeting, must submit the proposal to us on or before December 25, 2020. Stockholder proposals for inclusion in our proxy statement must comply with the rules of the Securities and Exchange Commission in order to be included.

In accordance with our bylaws, any stockholder who wishes to present a proposal from the floor for consideration at our 2021 Annual Meeting of Stockholders, without inclusion of such matters in our proxy materials, must submit proper notice to us no earlier than January 29, 2021, and no later than the close of business on February 28, 2021.

Stockholders who intend to submit director nominees for inclusion in our proxy materials for the 2021 Annual Meeting of Stockholders must comply with the requirements of proxy access as set forth in our bylaws. The stockholder or group of stockholders who wishes to submit director nominees pursuant to proxy access must deliver the proper notice to the Secretary of the Company no earlier than November 25, 2020, and no later than December 25, 2020.

Stockholder proposals and notice of proxy access nominations should be sent to Secretary, The Joint Corp., 16767 N. Perimeter Drive, Suite 110, Scottsdale, Arizona 85260. A copy of our bylaws is available at https://www.sec.gov/Archives/edgar/data/1612630/000117184318005943/exh_3ii1.htm or may be obtained upon request directed to the Secretary at the foregoing address.

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DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act requires our directors and executive officers and persons beneficially owning more than 10% of our outstanding common stock to file periodic reports of stock ownership and stock transactions with the Securities and Exchange Commission. On the basis of a review of copies of these reports, we believe that all filing requirements for 2019 were satisfied in a timely manner, with the exception of the following:

Name	Number of Late Reports	Number of Transactions Not Reported on a Timely Basis	Failure to File Requested Forms
Jake Singleton	2	2	Nil

Mr. Singleton inadvertently failed to timely report two transactions in connection with the withholding of shares to satisfy taxes payable in connection with the vesting of previously awarded restricted stock grants.

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